Exhibit 4.2

QYOU Media Inc.

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended December 31, 2021 and twelve months ended June 30, 2021 and 2020

[expressed in Canadian dollars]

Independent Auditor's Report

To the Shareholders of QYOU Media Inc.:

Opinion

We have audited the consolidated financial statements of QYOU Media Inc. and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2021 and June 30, 2021, and the consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the six month period ended December 31, 2021 and the years ended June 30, 2021 and June 30, 2020, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2021 and June 30, 2021, and its consolidated financial performance and its consolidated cash flows for the six month period ended December 31, 2021 and the years ended June 30, 2021 and June 30, 2020, in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

1122 International Blvd, 6th floor, Burlington ON, L7L 6Z8	Tel: (905) 333-9888 Fax: (905) 333-9583

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

The engagement partner on the audit resulting in this independent auditor's report is Giacomo Angelini.

MNP llp
Burlington, Ontario	Chartered Professional Accountants

April 30, 2022	Licensed Public Accountants

QYOU Media Inc.

Consolidated statements of financial position

[expressed in Canadian dollars]

	December 31, 2021	June 30, 2021
As at	$	$
Assets
Current assets
Cash and cash equivalents	6,548,890	9,026,915
Trade receivables	4,131,459	2,156,016
Other receivables	1,623,131	332,569
Prepaid expenses [note 12]	2,723,612	150,341
	15,027,092	11,665,841
Non-current assets
Property and equipment, net [note 5]	104,698	50,011
Capitalized programming asset, net [note 6]	189,453	—
Right-of-use assets, net [note 7]	753,267	351,300
Security deposit	139,818	47,340
Intangible assets, net [notes 4 & 10]	997,939	1,007,232
Goodwill [notes 4 & 11]	3,399,639	3,247,096
	20,611,906	16,368,820

Liabilities
Current liabilities
Trade and other payables	4,700,239	2,400,459
Contingent consideration [note 4]	861,697	765,498
Deferred revenue	257,921	19,420
Lease liabilities [note 8]	242,489	133,362
Borrowings [note 9]	7,756	10,872
	6,070,102	3,329,611
Non-current liabilities
Contingent consideration [note 4]	1,777,215	1,432,008
Deferred tax liabilities [note 17]	227,659	233,473
Lease liabilities [note 7]	558,344	257,155
Borrowings [note 9]	52,857	52,008
	8,686,177	5,304,255

Shareholders’ equity
Share capital [note 12]	44,758,863	41,450,812
Warrants [note 12]	3,700,682	3,763,942
Share-based payment reserve [note 13]	9,907,637	7,701,263
Foreign exchange translation reserve	120,235	(69,271)
Accumulated deficit	(46,118,245)	(41,230,375)
Equity attributable to shareholders' of the Company	12,369,172	11,616,371
Non-controlling interests [note 14]	(443,443)	(551,806)
	11,925,729	11,064,565
	20,611,906	16,368,820

Contingencies [note 15]
Subsequent events [note 21]

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board:

"Signed"	"Signed"

QYOU Media Inc.

Consolidated statements of loss and comprehensive loss

[expressed in Canadian dollars, except number of shares]

	For the six months ended December 31, 2021	For the twelve months ended June 30, 2021	For the twelve months ended June 30, 2020
	$	$	$
REVENUE [note 20]	10,311,104	4,182,539	2,802,252

OPERATING EXPENSES
Content and productions costs	6,274,275	4,621,827	3,860,207
Sales and marketing	2,464,748	1,203,702	1,501,674
Legal and consulting	983,114	1,463,109	1,283,165
Salaries and benefits	2,007,804	1,292,689	639,132
Share-based compensation	2,284,236	2,342,425	862,675
Impairment loss	—	—	295,254
General and administrative	657,258	426,510	603,289
Depreciation and amortization	132,313	191,755	269,561
Gain on loan forgiveness	—	(211,472)	—
Loss on remeasurement of contingent consideration [note 4]	393,950	—	—
Gain on remeasurement of derivatives [note 12]	(114,532)	—	—
Foreign exchange (gain) loss	(86,214)	5,530	(10,674)
Interest and other expenses	47,870	108,676	45,666
Total operating expenses	15,044,822	11,444,751	9,349,949

Loss before income taxes	(4,733,718)	(7,262,212)	(6,547,697)
Income tax expense [note 17]	45,789	45,240	—
NET LOSS	(4,779,507)	(7,307,452)	(6,547,697)

Other comprehensive gain (loss)
Item that may be reclassified subsequently to income:
Exchange gain (loss) on translation of foreign operations	189,506	24,253	(64,691)
Total other comprehensive gain (loss)	189,506	24,253	(64,691)
COMPREHENSIVE LOSS	(4,590,001)	(7,283,199)	(6,612,388)

Net loss attributable to:
Equity owners of the Company	(4,887,870)	(6,965,733)	(6,270,459)
Non-controlling interests [note 14]	108,363	(341,719)	(277,238)
	(4,779,507)	(7,307,452)	(6,547,697)

Net loss per share - basic and diluted	(0.01)	(0.02)	(0.04)

Weighted average number of shares outstanding - basic and diluted	394,204,814	296,277,879	167,264,419

The accompanying notes are an integral part of these consolidated financial statements.

QYOU Media Inc.

Consolidated statements of changes in shareholders’ equity (deficiency)

For the six months ended December 31, 2021 and twelve months ended June 30, 2021 and 2020

[expressed in Canadian dollars, except number of shares]

	Common shares	Share capital	Warrants	Share-based payment reserve	Non-controlling interests	Foreign exchange translation reserve	Accumulated deficit	Total
	#	$	$	$	$	$	$	$
Balance, June 30, 2019	136,819,060	22,312,422	1,819,172	5,825,151	(31,119)	(28,833)	(27,895,913)	2,000,880
Issuance of common shares and warrants, net of issuance costs [note 12]	42,000,000	1,582,330	346,531	49,573	—	—	—	1,978,434
Share-based compensation [note 13]	4,315,832	129,475	—	733,200	—	—	—	862,675
Warrants exercised	500,000	36,292	(6,292)	—	—	—	—	30,000
Change in ownership interest in subsidiaries [note 14]	-	0	—	—	98,270	—	(98,270)	-
Exchange difference on translating foreign operations	—	0	—	—	—	(64,691)	—	(64,691)
Comprehensive loss	—	0	—	—	(277,238)	—	(6,270,459)	(6,547,697)
Balance, June 30, 2020	183,634,892	24,060,519	2,159,411	6,607,924	(210,087)	(93,524)	(34,264,642)	(1,740,399)
Issuance of common shares and warrants, net of issuance costs [note 12]	101,737,959	7,986,843	2,140,394	1,083,052	—	—	—	11,210,289
Share-based compensation	83,333	38,750	—	2,303,675	—	—	—	2,342,425
Compensation options and warrants exercised [note 12]	79,529,929	6,986,425	(535,863)	(200,284)	—	—	—	6,250,278
Restricted share units redeemed [note 12]	11,258,338	1,908,500		(1,908,500)	—	—	—	-
Options exercised [note 12]	5,193,268	469,775		(184,604)	—	—	—	285,171
Exchange difference on translation foreign operations	—	0	—	—	—	24,253	—	24,253
Comprehensive loss	—	0	—	—	(341,719)	—	(6,965,733)	(7,307,452)
Balance, June 30, 2021	381,437,719	41,450,812	3,763,942	7,701,263	(551,806)	(69,271)	(41,230,375)	11,064,565
Issuance of common shares, net of issuance costs [note 12]	7,896,875	2,160,891	—	—	—	—	—	2,160,891
Share-based compensation	—	0	—	2,284,236	—	—	—	2,284,236
Compensation options and warrants exercised [note 12]	10,713,883	1,063,340	(63,260)	(7,374)	—	—	—	992,706
Restricted share units redeemed [note 12]	1,216,669	60,833	—	(60,833)	—	—	—	-
Share options exercised [note 12]	129,168	22,987	—	(9,655)	—	—	—	13,332
Exchange difference on translation foreign operations	—	0	—	—	—	189,506	—	189,506
Comprehensive loss	—	0	—	—	108,363	—	(4,887,870)	(4,779,507)
Balance, December 31, 2021	401,394,314	44,758,863	3,700,682	9,907,637	(443,443)	120,235	(46,118,245)	11,925,729

The accompanying notes are an integral part of these consolidated financial statements.

QYOU Media Inc.

Consolidated statements of cash flows

[expressed in Canadian dollars]

	For the six months ended December 31, 2021	For the twelve months ended June 30, 2021	For the twelve months ended June 30, 2020
	$	$	$
Operating activities
Net loss	(4,779,507)	(7,307,452)	(6,547,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	—	—	295,254
Gain on lease termination	—	(19,297)	—
Gain on loan forgiveness	—	(211,472)	—
Loss on remeasurement of contingent consideration	393,950	—	—
Gain on remeasurement of derivatives	(114,532)	—
Unrealized foreign exchange loss	(106,801)	—	—
Depreciation and amortization	132,313	191,755	945,515
Share-based compensation	2,284,236	2,342,425	862,675
Government grant recognized	—	—	—
Income tax expense	45,789	—	(192,903)
Interest expense	20,380	89,406	34,555
	(2,124,172)	(4,914,635)	(4,602,601)
Changes in non-cash working capital items
Trade receivables	(1,802,748)	(1,030,593)	473,315
Other receivables	(1,370,851)	48,350	562,850
Prepaid expenses	(2,548,572)	(122,637)	419,488
Security deposit	(90,318)	6,232	(47,498)
Trade and other payables	2,288,739	(289,452)	708,130
Deferred revenue	185,683	(11,802)	(101,313)
Cash used in operating activities	(5,462,239)	(6,314,537)	(2,587,629)

Investing activities
Acquisition of Chatterbox	(106,837)	(1,882,560)	—
Capitalized programming asset	(211,501)	—	—
Purchase of property and equipment	(62,174)	(28,470)	(38,814)
Cash used in investing activities	(380,512)	(1,911,030)	(38,814)

Financing activities
Repayment of lease obligation [note 8]	(86,173)	(150,208)	(126,815)
Proceeds from borrowings	—	—	545,102
Repayment of loan [note 9]	(2,763)	(101,784)	—
Proceeds from exercise of options	13,333	285,172	—
Proceeds from exercise of compensation options and warrants [note 12]	993,019	6,250,276	30,000
Issuance of shares and warrants, net of issuance costs [note 12]	2,275,423	11,210,300	1,978,434
Cash provided by financing activities	3,192,839	17,493,756	2,426,721

Net change in cash and cash equivalents	(2,649,912)	9,268,189	(199,722)
Effect of foreign exchange on cash	171,887	(304,778)	(41,869)
Cash and cash equivalents, beginning of period	9,026,915	63,504	305,095
Cash and cash equivalents, end of period	6,548,890	9,026,915	63,504

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

1.	BUSINESS AND ORGANIZATION

QYOU Media Inc. (“QYOU” or the “Company”) was incorporated pursuant to the Business Corporations Act (Alberta) on July 30, 1993 under the name “575161 Alberta Inc.”. The registered and head office of the Company is 154 University Avenue, Suite 601, Toronto, ON M5H 3Y9. The Company is a global media company that, through its subsidiaries, curate, produce and distributes content created by social media stars and digital content creators.

The Company has the following subsidiaries:

		Ownership percentage	Ownership percentage June 30, 2021	Ownership percentage June 30, 2020
Entity name	Country	December 31, 2021%		%
QYOU Media Inc.	Canada	100	100	100
QYOU Productions Inc.	Canada	100	100	100
QYOU Limited	Ireland	100	100	100
QYOUTV International Limited	Ireland	100	100	100
QYOU USA Inc.	USA	100	100	100
QYOU Media India Private Ltd.	India	88	88	88
Chatterbox Technologies Private Ltd.	India	97	97	—

Effective July 1, 2021, the Company amalgamated QYOU Media Inc. and a wholly-owned subsidiary QYOU Media Holdings Inc. into QYOU Media Inc.

Impact of COVID-19

During the sixth months ended December 31, 2021 and the years ended June 30, 2021 and 2020, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19,” has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The extent to which COVID-19 and any other pandemic or public health crisis impacts the Company’s business, affairs, operations, financial condition, liquidity, availability of credit and results of operations will depend on future developments that are highly uncertain and cannot be predicted with any meaningful precision, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to contain the COVID-19 virus or remedy its impact, among others.

Change of Fiscal Year-end

Effective in 2021, the Company changed its fiscal year end from June 30 to December 31 in order to align the Company’s year-end with that of comparative media companies. Accordingly, the consolidated financial statements present the statements of financial position as at December 31, 2021 and June 30, 2021, and the results of operations for the six months ended December 31, 2021 and twelve months ended June 30, 2021 and 2020.

2.	BASIS OF PRESENTATION

[a]	Statement of Compliance

These consolidated financial statements (“financial statements”) have been prepared by management in accordance with generally accepted accounting principles in Canada for publicly accountable enterprises, as set out in the CPA Canada Handbook – Accounting, which incorporates International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The policies set out below have been consistently applied to all periods presented, unless otherwise noted.

These financial statements were approved and authorized for issuance by the Board of Directors of the Company on April 29, 2022.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

[b]	Basis of Measurement

These financial statements have been prepared on a historical cost basis. Historical costs are generally based upon the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 Share-based Payment (“IFRS 2”) and measurements that have some similarities to fair value, but are not fair value, such as value in use in IAS 36 Impairment of Assets.

[c]	Basis of Presentation

The accompanying financial statements include the accounts of QYOU Media Inc. and its subsidiaries, QYOU Productions Inc., QYOU Media Holdings Inc. (“QYOU Media”), QYOU Limited Ltd. (“QYOU Limited”), QYOU USA Inc. (“QYOU USA”), QYOUTV International Limited, QYOU Media India Private Ltd (“QYOU India”) and Chatterbox Technologies Private Limited (“Chatterbox”). The financial statements incorporate the assets and liabilities of the Company and its subsidiaries except for Chatterbox as at December 31, 2021, June 30, 2021 and 2020 and the results of these subsidiaries for the years then ended.

On June 14, 2021, the Company acquired 97% of Chatterbox, a company incorporated in India. The financial statements incorporate the assets and liabilities of Chatterbox as at June 14, 2021, June 30, 2021, December 31, 2021 and the results for the period ended June 30, 2021 and December 31, 2021.

Subsidiaries are all those entities over which the Company has control. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. All intra-entity assets and liabilities, revenue, expenses and cash flows relating to transactions between subsidiaries of the Company are eliminated in full on consolidation.

[d]	Functional Currency and Presentation currency

These financial statements are presented in Canadian dollars, which is the functional currency of QYOU Media Inc.

[e]	Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires the use of judgements and/or estimates that affect the application of accounting policies and the amounts reported and disclosed in the consolidated financial statements and related notes. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances, but actual results may differ materially from the amounts included in the financial statements. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgments, apart from those involving estimations, that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the financial statements:

[i]	Estimated Useful Lives, Residual Values and Depreciation of Property and Equipment

Depreciation of property and equipment is dependent upon estimates of useful lives and residual values, which are determined through the exercise of judgement. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

[ii]	Impairment of Property and Equipment, Intangible Assets and Goodwill

Impairment testing requires management to make estimates related to future cash flow projections, discount rates, contingent consideration and market trends. Impairment of property and equipment, intangible assets and goodwill are influenced by judgment in defining a cash generating unit (“CGU”) and determining the indicators of impairment and estimated used to measure impairment losses.

[iii]	Capitalization of Internally Generated Intangible Assets, the Estimated Useful Life and Amortization of Intangible Assets

The Company employs significant estimates to determine the estimated useful lives of intangible assets, considering the nature of the assets, industry trends, contractual rights, past experience, expected use and review of asset useful lives. The Company reviews amortization methods and useful lives annually or when circumstances change and adjusts its amortization methods and assumptions prospectively.

Initial capitalization of development cost is based on management’s judgement that economic and technological feasibility is confirmed. In determining the amounts to be capitalized, management makes assumptions using the expected future cash generation of the assets, discount rates to be applied and the expected period of benefit to determine the amount to be capitalized.

[iv]	Valuation of Share-based Payments and Warrants

Management measures the costs for share-based payments and warrants using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, and expected risk-free interest rate and the rate of forfeiture. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based payments and warrants.

[v]	Income Taxes

The Company computes an income tax provision in each of the tax jurisdictions in which it operates. Actual amounts of income tax expense only become final upon filing and acceptance of the tax return by the relevant tax authorities, which occurs subsequent to the issuance of the financial statements. Additionally, estimation of income taxes includes evaluating the recoverability of deferred tax assets against future taxable income based on an assessment of the ability to use the underlying future tax deductions before they expire. To the extent that estimates of future taxable income differ from the tax return, income would be affected in a subsequent period.

[vi]	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of identified asset for a period of time in exchange for consideration. The Company recognized a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of the costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use assets are depreciated to the earlier of the end of useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of the consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option which requires judgement. In addition, the right-of-use asset can be periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, and the Company’s incremental borrowing rate.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from the change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, unless it has been reduced to zero.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

[vii]	Business Combinations

In a business combination, substantially all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. Assets include cash, trade and other receivables, prepaid, property and equipment and right-of-use assets; while liabilities consist of trade and other payables, lease obligations and deferred revenue. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, the Company determines the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

[viii]	Going Concern

At each reporting period, management assesses the basis of preparation of the financial statements. These financial statements have been prepared on a going concern basis in accordance with IFRS. The going concern basis of presentation assumes that the Company will continue its operations for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[a]	Cash and Cash Equivalents

Cash and cash equivalents consists of cash and cash held in trust accounts. As a result, the carrying amount of cash approximates fair value. There were $nil cash equivalents outstanding at December 31, 2021 (June 30, 2021 - $6,668; June 30, 2020 - $nil).

[b]	Trade Receivables

The Company’s standard terms of credit on trade receivables are due in full in 30 days. These customers have specific contracts that detail the payments expected under their contract terms. Trade receivables are customer obligations due under these contract terms. Management reviews trade receivables on a regular basis, based on contracted terms and how recently payments have been received, to determine if any such amounts will potentially be uncollected.

[c]	Property and Equipment

Property and equipment are stated at historical cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The costs of normal maintenance and repairs are charged to expense when incurred.

The estimated useful lives of the assets are as follows:

Computer hardware and equipment	3 years
Furniture and fixtures	3 years

An item of property and equipment and any significant part initially recognized are derecognized upon disposal or when no future economic benefits are expected from their use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of loss and comprehensive loss when the asset is derecognized. The assets’ residual values, useful lives and methods of depreciation and the depreciation charge are adjusted prospectively, if appropriate.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

[d]	Intangible Assets

Expenditures on research activities are recognized as an expense in the period in which they are incurred. Externally and internally generated intangibles are recognized only if they meet strict criteria, relating in particular to technical feasibility, probability that a future economic benefit associated with the asset will flow to the entity and the cost of the asset can be measured reliably.

Intangible assets with finite useful lives are stated at cost and are amortized over their useful economic lives when the asset is ready for its intended use. Upon the commencement of amortization, the asset is carried at cost less accumulated amortization and impairment losses. Intangible assets are tested for impairment as required (see impairment, below).

Intangible assets acquired are measured on initial recognition at cost. Intangible assets acquired consist of QYOU and Chatterbox brand names with an indefinite useful life that is not amortized, but subject to an annual impairment test. The Company intends to use the brand name indefinitely. Other intangible assets acquired consist of customer relationships, amortized over their useful lives and subject to an annual impairment test, or when indicators of potential impairment are identified.

The estimated useful lives of the acquired intangible assets are as follows:

QYOU brand	Indefinite
Chatterbox brand	Indefinite
Customer relationships	6 years

Indefinite useful lives – The Company does not amortize intangible assets with indefinite useful lives because there is no foreseeable limit to the period that these assets are expected to generate net cash inflows for the Company. The Company uses judgment to determine the indefinite useful lives of these assets, analyzing all relevant factors, including the expected usage of the asset, the typical life cycle of the asset and anticipated changes in the market demand for the products and services that the asset helps generate.

Finite useful lives – The Company amortizes intangible assets with finite useful lives into depreciation and amortization in the consolidated statements of loss and comprehensive loss on a straight-line basis over six years. The Company reviews their useful lives, residual values and the amortization methods at least once a year.

An intangible asset that was initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of loss and comprehensive loss when the asset is derecognized. The assets' residual values, useful lives, methods of amortization and the amortization charge is adjusted prospectively, if appropriate.

[e]	Goodwill

Goodwill represents the excess of consideration over the fair value of the net identifiable assets acquired in a business combination. Goodwill is recorded at cost less accumulated impairment losses, if any. Goodwill is not amortized. For the purpose of impairment testing, goodwill is allocated to each of the Company’s CGUs that benefit from the acquisition, irrespective of whether other assets or liabilities acquired are assigned to those units. Goodwill is tested annually for impairment, or more frequently when there is an indication that goodwill may be impaired. If the recoverable amount, representing the higher of its fair value less cost to sell and its value in use, of the CGU is less than its carrying amount, any resulting impairment loss is first allocated to goodwill and subsequently to other assets on a pro rata basis for the CGU. Any goodwill impairment loss is recorded to the consolidated statements of loss and comprehensive loss in the period of impairment. Previously recognized impairment losses for goodwill are not reversed in subsequent periods. The Company completes its annual impairment test as at December 31.

[f]	Foreign Currency Translation

The Company’s financial statements are presented in Canadian dollars, which is also the functional currency of QYOU Media Inc. Each subsidiary entity determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The financial statements comprise the financial statements of the Company and the following subsidiaries:

Name of Subsidiary	Jurisdiction of incorporation	Functional currency
QYOU Media Inc.	Canada	Canadian dollar
QYOU Productions Inc.	Canada	Canadian dollar
QYOU Limited	Ireland	Euro
QYOUTV International Limited	Ireland	Euro
QYOU USA Inc.	USA	US dollar
QYOU Media India Private Ltd.	India	Indian rupee
Chatterbox Technologies Private Ltd.	India	Indian rupee

The financial statements of entities that have a functional currency different from that of QYOU Media Inc. (foreign operations) are translated into Canadian dollars as follows: assets and liabilities – at the closing rate as at the dates of the consolidated statements of financial position; income and expenses – at the average rate of the period (as this is considered a reasonable approximation of actual rates). All resulting changes are recognized in other comprehensive income (loss) as currency translation adjustments.

Transactions and balances: Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation’s functional currency are recognized in operating expenses as foreign exchange loss in the consolidated statements of loss and comprehensive loss.

[g]	Revenue Recognition

The Company recorded revenue from contracts with customers in accordance with five steps:

1.	Identify the contract with customer

2.	Identify the performance obligations in the contract

3.	Determine the transaction price, which is the total consideration provided by the customer

4.	Allocate the transaction price among the performance obligations in the contract based on the relative fair value

5.	Recognize revenue when the revenue criteria are met for each performance obligation

Advertising and Influencer Marketing Revenue

The Company contracts with its customers for the development and delivery of commercials or contents through fixed price agreements. Each episode of commercial or content is generally a performance obligation. The Company has concluded that the revenue from advertising and influencer marketing should be recognized at the point in time when control of the asset is transferred to the customer, generally on delivery of the episode.

Licensing revenue

The Company also generates subscriber revenue from pay television distributors. The Company revenue is recognized at the point in time when the control of the asset is transferred to the customers, generally on delivery of programming.

The Company disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The Company has determined that revenue by geography best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Refer to segment note for the disclosure on disaggregated revenue by geography.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

[h]	Income Taxes

Income tax expense includes both current and deferred taxes. The Company uses judgment to interpret tax rules and regulations to calculate the expense recorded in each period. The Company recognizes income tax expense in net loss unless it relates to an item recognized directly in equity or other comprehensive income (loss).

Current tax expense is tax the Company expects to pay or receive based on its taxable income or loss during the year. The Company calculates the current tax expense using tax rates enacted or substantively enacted as at the reporting date, and including any adjustment to income taxes payable or recoverable related to previous years.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent it is probable taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the end of each year and reduced to the extent it is not probable sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the year in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the year.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the year, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred taxes are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive loss or directly in equity, in which case the current and deferred taxes are also recognized in other comprehensive loss or directly in equity, respectively.

The Company relies on estimates and assumptions when determining the amount of current and deferred taxes, and take into account the impact of uncertain tax positions and whether additional taxes and interest may be due. If new information becomes available and changes the Company’s judgment on the adequacy of existing tax liabilities, these changes would affect the income tax expense in the period that the Company makes this determination.

[i]	Share-based Compensation

Share options and warrants awarded to non-employees are accounted for using the fair value of the instrument awarded or service provided, unless it cannot be determined reliably. Share options, restricted share units (“RSU”) and warrants awarded to employees are accounted for using the fair value method. The fair value of such share options and warrants granted is recognized as an expense on a proportionate basis consistent with the vesting features of each tranche of the grant. The fair value is calculated using the Black-Scholes option pricing model with assumptions applicable at the date of grant.

[j]	Net Loss Per Share

Net loss per share is calculated based on the profit for the financial year and the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated using the profit for the financial year adjusted for the effect of any dilutive instruments and the weighted average diluted number of shares (ignoring any potential issue of common shares that would be anti-dilutive) during the year. For all periods presented, diluted loss per share equals basic loss per share due to the anti-dilutive effects of warrants and options (note 12).

[k]	Financial Instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instruments.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial Assets

On initial recognition, a financial asset is classified as measured at: amortized cost; fair value through other comprehensive income (‘‘FVOCI’’); or fair value through profit and loss (‘‘FVTPL’’). The classification of financial assets is based on the business model in which a financial asset is managed and its contractual cash flow characteristics. Derivatives embedded in contracts where the host is a financial asset in the scope of the standard are not separated. Instead, the hybrid financial asset as a whole is assessed for classification.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in other comprehensive income (“OCI”). This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

A financial asset (unless it is a trade receivable without a significant financing component that is initially measured at the transaction price) is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The following accounting policies apply to the subsequent measurement of financial assets.

Financial assets at FVTPL	Subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.
Financial assets at amortized cost	Subsequently measured at amortized cost using the effective interest method, less any impairment losses. Interest income, foreign exchange gains and losses and impairment losses are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.
Debt investments at FVOCI	Subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment losses are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.
Equity investments at FVOCI	Subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are not reclassified to profit or loss, even upon derecognition.

Financial Liabilities

The Company initially recognizes financial liabilities at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument.

The Company classifies its financial liabilities as either financial liabilities at fair value through profit or loss or amortized cost.

Subsequent to initial recognition, other liabilities are measured at amortized cost using the effective interest method. Financial liabilities at fair value are stated at fair value with changes being recognized in profit or loss.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Financial Liabilities and Equity Instruments

Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity Instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

Classification of Financial Instruments

The Company classifies its financial assets and liabilities as outlined below:

Cash and cash equivalents	Amortized cost
Trade receivables	Amortized cost
Other receivables	Amortized cost
Security deposit	Amortized cost
Trade and other payables	Amortized cost
Contingent consideration Derivative instruments	FVTPL FVTPL
Borrowings	Amortized cost

Impairment of Financial Assets

An expected credit loss (“ECL”) model applies to the financial assets measured at amortized cost. The Company’s financial assets measured at amortized cost and subject to the ECL model consist primarily of trade and other receivables. The Company applies the simplified approach to the impairment for trade and other receivables by recognizing a loss allowance based on lifetime expected losses at each reporting date taking into consideration historical credit loss experience and financial factors specific to the debtors and general economic conditions.

[l]	Government Assistance

Government assistance is recognized when there is reasonable assurance it will be received and all related conditions will be complied with. When the government assistance relates to an expense item, it is recognized as a reduction of expense over the period necessary to match the government assistance on a systematic basis to the costs it is intended to subsidize.

[m]	Business Combinations

Business combinations are accounted for using the acquisition method. Under this method, the identifiable assets acquired, and liabilities assumed, including contingent liabilities, are recognized in the consolidated statement of financial position at their respective fair values. Goodwill is recorded based on the excess of the fair value of the consideration transferred over the fair value of the Company’s interest in the acquiree’s net identifiable assets on the date of the acquisition.

The consideration transferred by the Company to acquire control of an entity is calculated as the sum of the acquisition-date fair values of the assets transferred, liabilities incurred, and equity interests issued by the Company, including the fair value of all the assets and liabilities resulting from a deferred contingent payment arrangement. Acquisition-related costs are expensed as incurred.

[n]	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right of control the use of identified asset for a period of time in exchange for consideration. The Company recognized a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of the costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The assets are depreciated to the earlier of the end of useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of the consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the right-of-use asset can be periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. The Company used an incremental borrowing rate to measure the lease liabilities.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The lease liability is measured at the amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use, unless it has been reduced to zero. The Company has elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less or to leases of low value assets when applicable. The lease payments associated with those leases is recognized as an expense on a straight-line basis over the lease term.

[o]	Capitalized Programming Asset

Capitalized Programming Asset represent the costs of projects in development, projects in process, the unamortized costs of proprietary programming assets that have been produced by the Company or for which the Company has acquired distribution rights, and third-party-produced equity film investments. Such costs include development and production expenditures and attributed studio and other costs that are expected to benefit future periods. Costs are capitalized upon the commencement of the project. Capitalized Programming Asset is amortized over three years with 50% at the time of initial episodic delivery and thereafter 25% annually. The amortization period and the amortization method for film investments are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the assets are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates.

Recently adopted provisions of IFRS

IFRS 9, Financial Instruments, IAS 39, Financial Instruments: Recognition and Measurement and IFRS 7, Financial Instruments: Disclosures, Interest Rate Benchmark Reform

On August 27, 2020, the IASB issued Interest Rate Benchmark Reform - Phase 2 which includes amendments to IFRS 9, Financial Instruments, IAS 39, Financial Instruments: Recognition and Measurement, IFRS 7, Financial Instruments: Disclosures, IFRS 4, Insurance Contracts, and IFRS 16, Leases, and concludes phase two of its work to respond to the effects of IBOR reform on financial reporting. The amendments address the issues that affect financial reporting at the time that an existing interest rate benchmark is replaced with a risk-free rate ("RFR"). The amendments are effective for annual periods beginning on or after January 1, 2021, and must be applied retrospectively, with early adoption permitted. The Company has adopted the amendments to IFRS 9, IAS 39 and IFRS 7, which had no impact on the Financial Statements.

Interpretations Committee Agenda Decision, Costs Necessary to Sell Inventories

In June 2021, the IASB issued Interpretations Committee agenda decision - Costs Necessary to Sell Inventories to address the necessary costs to sell when determining the net realizable value of inventories that affects the application of IAS 2, Inventories. It was concluded that, when determining the net realizable value of inventories, an entity estimates the costs necessary to make the sale in the ordinary course of business. An entity uses its judgement to determine which costs are necessary to make the sale considering its specific facts and circumstances, including the nature of the inventories. The Company has adopted the agenda decision relate to IAS 2, which had no impact on the Financial Statements

IAS 37, Provisions, Contingent Liabilities and Contingent Assets

In May 2020, the IASB issued amendments to IAS 37, Provisions, Contingent Liabilities and Contingent Assets to specify which costs an entity needs to include when assessing whether a contract is onerous or loss-making. The amendments apply a 'direct related cost approach'. The costs that relate directly to a contract to provide goods or services include both incremental costs (e.g., the costs of direct labour and materials) and an allocation of costs directly related to contract activities (e.g., depreciation of equipment used to fulfill the contract as well as costs of contract management and supervision). General and administrative costs do not relate directly to a contract and are excluded unless they are explicitly chargeable to the counterparty under the contract. The amendments are effective for annual periods beginning on or after January 1, 2022, and must be applied prospectively to contracts for which an entity has not yet fulfilled all of its obligations at the beginning of the annual reporting period in which it first applies the amendments (the date of initial application). Earlier application is permitted and must be disclosed. The Company has adopted the amendments to IAS 37, which had no impact on the Financial Statements.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

New standards, amendments and interpretations not yet adopted by the Company:

The following new accounting standards have been issued but not yet adopted by the Company as at December 31, 2021:

IAS 1, Presentation of Financial Statements (“IAS 1”)

In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (Amendments to IAS 1). The amendments aim to promote consistency in applying the requirements by helping companies determine whether, in the consolidated statements of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The amendments include clarifying the classification requirements for debt a company might settle by converting it into equity.

The amendments are effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted. In July 2020, the effective date was deferred to January 1, 2023. The Company is still assessing the impact of adopting these amendments on its financial statements.

IAS 1, Presentation of Financial Statements

In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statements 2, Making Materiality Judgements, to help entities provide accounting policy disclosures that are more useful by replacing the requirement to disclose "significant" accounting policies with a requirement to disclose "material" accounting policies. The amendments are effective for annual periods beginning on or after January 1, 2023, with earlier application permitted. The Company is currently evaluating the impact of these amendments on its Financial Statements and will apply the amendments from the effective date.

IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”)

In February 2021, the IASB issued Definition of Accounting Estimates, which amends IAS 8. The amendment replaces the definition of a change in accounting estimates with a definition of accounting estimates. Under the new definition, accounting estimates are “monetary amounts in financial statements that are subject to measurement uncertainty”. The amendment provides clarification to help entities to distinguish between accounting policies and accounting estimates.

The amendments are effective for annual periods beginning on or after January 1, 2023. The Company is still assessing the impact of adopting these amendments on its financial statements.

IAS 12, Income Taxes (“IAS 12”)

In May 2021, the IASB issued Deferred Tax related to Assets and Liabilities arising from a single transaction (Amendments to IAS 12). The amendment narrows the scope of the initial recognition exemption so that it does not apply to transactions that give rise to equal and offset temporary differences. As a result, companies will need to recognize a deferred tax asset and deferred tax liability for temporary differences arising on initial recognition of transactions such as leases and decommissioning obligations.

The amendments are effective for annual reporting periods beginning on or after January 1, 2023 and are to be applied retrospectively. The Company is still assessing the impact of adopting these amendments on its financial statements.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

IFRS 9, Financial Instruments (“IFRS 9”)

As part of its 2018-2020 annual improvements to IFRS standards process, the IASB issued an amendment to IFRS 9. The amendment clarifies the fees that an entity includes when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. These fees include only those paid or received between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf. An entity applies the amendment to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment.

The amendment is effective for annual reporting periods beginning on or after January 1, 2022 with earlier adoption permitted. The Company is still assessing the impact of adopting these amendments on its financial statements.

4.	BUSINESS COMBINATION

Chatterbox

On June 14, 2021, the Company acquired 97% of the outstanding common shares of Chatterbox, an influencer marketing company based in India for total consideration of $4,711,063, as part of the Company’s international distribution and strategic partnerships growth strategy. The purchase consideration consisted of cash consideration of $2,630,345, working capital adjustment of $106,837, 2021 earnings before income tax, depreciation and amortization (“EBITDA”) adjustments of ($68,103) and $2,638,912 of contingent consideration.

The share acquisition of Chatterbox qualified as a business combination and was accounted for using the acquisition method of accounting. Accordingly, the results of Chatterbox have been included in the consolidated financial statements of the Company from the date of acquisition, which is the date the Company obtained control.

Due to the complexity associated with the valuation process, the identification and measurement of the assets acquired, and liabilities assumed, as well as the measurement contingent consideration is provisional and subject to adjustment on completion of the valuation process and analysis of resulting tax effects. Management will finalize the accounting for the acquisition, specifically the intangible assets, contingent consideration, and the related tax effects, no later than one year from the date of the acquisition and will reflect these adjustments retrospectively as required under IFRS 3. Differences between these provisional estimates and the final acquisition accounting may occur and these differences could have a material impact on the Company’s future financial position and results of operations.

The allocation of the total consideration to the fair value of the identifiable assets acquired and liabilities assumed as at the date of the acquisition was as follows:

$
Cash and cash equivalents	747,785
Trade receivables	256,259
Other receivables	50,718
Customer relationships	298,438
Brand name	619,802
Goodwill	3,231,125
Trade and other payables	(260,919)
Deferred tax liabilities	(232,145)
4,711,063

Goodwill arising from the acquisition reflects the benefits attributable to synergies, revenue growth and future market development. These benefits were not recognized separately from goodwill because they did not meet the recognition criteria for identifiable intangible assets. Goodwill is not deductible for income tax purposes.

All transaction costs associated with the acquisition are included within legal and consulting on the statement of loss and comprehensive loss, in the amount of $187,148 in the year ended June 30, 2021.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

During the fiscal period ending December 31, 2021, the Company paid additional consideration related to working capital adjustments of $106,837, with net post acquisition measurement adjustments of $37,352. Management is continuing to review the acquisition and its accounting and finalizing the accounting for the acquisition no later than one year from the date of the acquisition.

The contingent consideration is classified as Level 3 in the fair value hierarchy. The contingent consideration fair value is based on the present value of the estimated likely obligation. During the fiscal period ended December 31, 2021, the Company recorded a loss on the remeasurement of contingent consideration of $393,950 and as at December 31, 2021, the fair value of the contingent consideration was $2,638,912 (June 30, 2021 of $2,197,506). The Company uses a scenario-based model to independently assess individual earnouts and calculate the fair value of the earnout based on probabilities of success attributable to each individual scenario. The significant assumptions used in making the estimates are revenue growth rate and discount rate. A 10% change in the discount rate used in the valuation of the contingent consideration as at December 31, 2021 would change the valuation of the liability by approximately $270,000 (June 30, 2021 – approximately $200,000).

The Non-Controlling Interest (“NCI”) on the transaction meets the definition of a liability as the Company is obligated to purchase the remaining 3% of common shares. The amount payable is included in contingent consideration and is measured at fair valued through profit or loss.

The contingent consideration as at December 31, 2021:

Earnout
$
As at June 30, 2020	—
Acquisition - Chatterbox	2,186,960
Effects of foreign exchange	10,546
Balance – June 30, 2021	2,197,506
Loss on remeasurement of contingent consideration	393,950
Effects of foreign exchange	47,456
Balance – December 31, 2021	2,638,912
Current	861,697
Non-current	1,777,215

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

5.	PROPERTY AND EQUIPMENT

The Company’s property and equipment are as follows:

Cost	Computer hardware and equipment $	Furniture and fixtures $	Total $
As at June 30, 2019	204,940	236,686	441,626
Additions	—	38,814	38,814
Foreign exchange	11,777	990	12,767
As at June 30, 2020	216,717	276,490	493,207
Additions	28,470	—	28,470
Foreign exchange	(17,549)	(4,477)	(22,026)
As at June 30, 2021	227,638	272,013	499,651
Additions	30,699	31,475	62,174
Foreign exchange	5,635	13,101	18,736
As at December 31, 2021	263,972	316,589	580,561

	Computer hardware and equipment	Furniture and fixtures	Total
Accumulated depreciation	$	$	$
As at June 30, 2019	124,586	116,310	240,896
Depreciation	56,232	82,063	138,295
Impairment loss	2,160	36,529	38,689
Foreign exchange	4,599	194	4,793
As at June 30, 2020	187,577	235,096	422,673
Depreciation	31,068	13,410	44,478
Foreign exchange	(17,068)	(443)	(17,511)
As at June 30, 2021	201,577	248,063	449,640
Depreciation	6,454	2,949	9,403
Foreign exchange	5,076	11,744	16,820
As at December 31, 2021	213,107	262,756	475,863

	Computer hardware and equipment	Furniture and fixtures	Total
Net book value	$	$	$
As at June 30, 2020	29,140	41,394	70,534
As at June 30, 2021	26,061	23,950	50,011
As at December 31, 2021	50,865	53,833	104,698

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

6.	CAPITALIZED PROGRAMMING ASSET

The Company’s capitalized programming asset are as follows:

Programming Asset
Cost	$
As at June 30, 2021 and 2020	—
Additions	211,501
Effects of foreign exchange	2,665
As at December 31, 2021	214,166

Programming Asset
Accumulated amortization	$
As at June 30, 2021 and 2020	—
Amortization	24,406
Effects of foreign exchange	307
As at December 31, 2021	24,713

Programming Asset
Net book value	$
As at June 30, 2021 and 2020	—
As at December 31, 2021	189,453

7.	RIGHT-OF-USE ASSETS

The Company has three office leases with maturities ranging between 2 to 5 years.

The Company’s right-of-use assets are as follows:

$
Balance – July 1, 2019	49,263
Additions	640,375
Depreciation	(123,806)
Effects of foreign exchange	26,525
Balance – June 30, 2020	592,357
Lease modification	8,067
Lease termination	(276,106)
Additions	213,062
Depreciation	(144,848)
Effects of foreign exchange	(41,232)
Balance – June 30, 2021	351,300
Additions	467,462
Depreciation	(73,178)
Effects of foreign exchange	7,683
Balance – December 31, 2021	753,267

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

8.	LEASE LIABILITIES

The Company’s lease liabilities are as follows:

$
Balance – July 1, 2019	49,263
Additions	640,375
Add: Interest expense	28,277
Less: Lease payments	(126,815)
Effects of foreign exchange	24,576
Balance – June 30, 2020	615,676
Lease modification	8,067
Lease termination	(295,403)
Additions	213,062
Add: Interest expense	44,874
Less: Lease payments	(150,208)
Effects of foreign exchange	(45,551)
Balance – June 30, 2021	390,517
Additions	467,462
Add: Interest expense	20,380
Less: Lease payments	(86,173)
Effects of foreign exchange	8,647
Balance – December 31, 2021	800,833

Current	242,489
Non-current	558,344

For the six months ended December 31, 2021, the Company made lease payments of $135,353 related to short-term leases (June 30, 2021 - $11,430; 2020 – $111,510).

During the six months ended December 31, 2021, the Company entered into a new lease agreement for office space for the Chatterbox subsidiary. During the year ended June 30, 2021, the Company modified the QYOU USA office lease to reduce office space, resulting in lower lease payments and terminated the QYOU India office lease and entered into a new lease agreement for office space.

The Company has calculated the lease liability utilizing an estimated incremental borrowing rate of 10%.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

9.	BORROWINGS

	December 31, 2021	June 30, 2021
	$	$
Current
US Small Business Administration Loan	7,756	10,872
	7,756	10,872
Non-current
US Small Business Administration Loan	52,857	52,008
	52,857	52,008
Total	60,613	62,880

On May 20, 2020 (“date of advance”), the Company received a loan for gross proceeds of $206,700 (USD $150,000) from the U.S. Small Business Administration under the Economic Injury Disaster Loan program. The loan bears annual interest at a rate of 3.75%. Monthly repayments of $996 (USD $731) will commence 12 months from the date of advance and the loan matures 30 years from the date of advance.

The benefit of the government loan received at below market rate of interest is treated as a government grant. The loan was recognized at fair value using the Company’s incremental borrowing rate of 17%, $58,955. The difference between the initial carrying amount and proceeds received is the value of the grant of $147,745. The Company recognized in income the value of the grant as it incurred the related expenses for which the grant was intended to compensate. The full value of the grant had been recognized in income during the year ended June 30, 2020 as a deduction of the related operating expenses.

The balance outstanding at December 31, 2021 is as follows:

$
Principal balance	206,700

Grant adjustment to fair value	(147,745)
Interest and accretion expense	846
Effects of foreign exchange	(1,361)
Balance - June 30, 2020	58,440
Interest and accretion expense	10,334
Payments	(937)
Effects of foreign exchange	(4,957)
Balance - June 30, 2021	62,880
Interest and accretion expense	5,498
Payments	(5,528)
Effects of foreign exchange	(2,237)
Balance - December 31, 2021	60,613
Current	7,756
Non-current	52,857

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

10.	INTANGIBLE ASSETS

A summary of the Company’s intangible assets are as follows:

	Brand QYOU $	Capitalized development $	Brand Chatterbox $	Customer relationships $	Total $
As at June 30, 2020	90,474	993,870	—	—	1,084,344
Acquisition - Chatterbox	—	—	619,802	298,438	918,240
Effects of foreign exchange	(3,583)	—	2,989	1,439	845
As at June 30, 2021	86,891	993,870	622,791	299,877	2,003,429
Effects of foreign exchange	(1,820)	—	13,450	6,476	18,106
As at December 31, 2021	85,071	993,870	636,241	306,353	2,021,535

Accumulated amortization	Brand QYOU $	Capitalized development $	Brand Chatterbox $	Customer relationships $	Total $
As at June 30, 2020	—	993,870	—	—	993,870
Amortization	—	—	—	2,429	2,429
Effects of foreign exchange	—	—	—	(102)	(102)
As at June 30, 2021	—	993,870	—	2,327	996,197
Amortization	—	—	—	25,326	25,326
Effects of foreign exchange	—	—	—	2,073	2,073
As at December 31, 2021	—	993,870	—	29,726	1,023,596

Net book value	Brand QYOU $	Capitalized development $	Brand Chatterbox $	Customer relationships $	Total $
As at June 30, 2020	90,474	—	—	—	90,474
As at June 30, 2021	86,891	—	622,791	297,550	1,007,232
As at December 31, 2021	85,071	—	636,241	276,627	997,939

11.	GOODWILL

A summary of the Company’s goodwill is as follows:

$
As at June 30, 2020	—
Acquisition - Chatterbox	3,231,125
Effects of foreign exchange	15,971
Balance – June 30, 2021	3,247,096
Chatterbox - Working capital adjustments	37,352
Effects of foreign exchange	115,191
Balance – December 31, 2021	3,399,639

Annual impairment testing involves determining the recoverable amount of the CGU group to which goodwill is allocated and comparing this to the carrying value of the CGU. The Chatterbox Brand, customer relationships and all of the goodwill has been allocated to the Chatterbox CGU for purposes of assessing for potential impairment. The measurement of the recoverable amount of the CGU was calculated based on value in use using level 3 inputs in a discounted cash flow model. The value in use was determined to be in greater than the fair value less cost of disposal of the CGUs. The key assumptions used in the estimates of the recoverable amounts are described below:

●	Cash flows were projected based on the Company's long-term business plan. The business plan contains forecasts based on actual operating results in conjunction with anticipated future growth opportunities, as well as industry and market trends. The forecasts were extended to a total of five years (with a terminal year thereafter). Revenue compound annual growth rate was 28%.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

●	The terminal growth rate of 4% was based on historical and projected industry and relevant Indian market data. If all other assumptions were held constant and the terminal growth rate were to decrease by 1% this would translate into a decrease of the recoverable amount of approximately $50,000.

●	The post tax discount rate applied in determining the recoverable amount of the CGU groups was 39.3%. The discount rates were estimated based on past experience and the weighted average cost of capital of the CGU, other competitors in the industry and adjusted for risks in the cash flow. If all other assumption were held constant and the discount rates were to increase by 1% this would translate into a decrease of the recoverable amount of approximately $140,000.

12.	SHARE CAPITAL

	Common shares	Share capital	Warrants	Warrants	Compensation options	Compensation options amount within share-based payment reserve
	#	$	#	$	#	$
Balance, June 30, 2019	136,819,060	22,312,422	54,868,300	1,819,172	6,156,220	519,330
Issuance of common shares and warrants, net of issuance costs [a][b]	42,000,000	1,582,330	42,000,000	346,531	2,686,000	49,573
Warrants expired [c]	—	—	(26,938,175)	—	(2,046,753)	—
Share-based compensation [d]	4,315,832	129,475	—	—	—	—
Warrants exercised [e]	500,000	36,292	(500,000)	(6,292)	—	—
Balance, June 30, 2020	183,634,892	24,060,519	69,430,125	2,159,411	6,795,467	568,903

Issuance of common shares and warrants, net of issuance costs [f] [g]	101,737,959	7,986,843	50,868,980	2,140,394	8,835,697	1,083,052
Compensation options and warrants exercised [h]	79,529,929	6,986,425	(65,816,471)	(535,863)	(8,992,975)	(192,884)
RSU Redeemed [i]	11,258,338	1,908,500	—	—	—	—
Share options exercised [j]	5,193,268	469,775	—	—	—	—
Share-based compensation [k]	83,333	38,750	—	—	—	—
Compensation options and warrants expired	—	—	(9,451,000)	—	(1,615,907)	—
Balance, June 30, 2021	381,437,719	41,450,812	45,031,634	3,763,942	5,022,282	1,459,071

Issuance of common shares, net of issuance costs [l]	7,896,875	2,160,891	—	—	—	—
Compensation options and warrants exercised [m]	10,713,883	1,063,340	(9,356,809)	(63,260)	(881,383)	(15,994)
RSUs redeemed [n]	1,216,669	60,833	—	—	—	—
Share options exercised [o]	129,168	22,987	—	—	—	—
Compensation options and warrants expired	—	—	(14,250)	—	—	—
Balance, December 31, 2021	401,394,314	44,758,863	35,660,575	3,700,682	4,140,899	1,443,077

[a]	During the six months ended December 31, 2019, the Company completed the issuance of 36,000,000 units as part of a private placement at a price of $0.05 per unit. The total gross proceeds from the issuance was $1,800,000. Each unit is comprised of one common share of the Company, one-half of a purchase warrant exercisable at a price of $0.06 (a “6 Cent Warrant”) and one-half of a purchase warrant exercisable at a price of $0.10 (a “10 Cent Warrant”).

Each whole 6 Cent Warrant is exercisable to purchase one common share in the capital of the Company at a price of $0.06 for a period of one year following the closing date. Each whole 10 Cent Warrant is exercisable to purchase one common share in the capital of the Company at a price of $0.10 for a period of two years following the closing date. The fair value of each 6 Cent Warrant is $0.013 per warrant and $0.01 per 10 Cent Warrant; based on the relative fair value of the shares issued and the warrants, calculated using the Black-Scholes options pricing model with a market price per common share of $0.055 on the date of grant, a risk-free interest rate of 1.58%, an expected annualized volatility of 65% and expected dividend yield of 0%. The fair value of all the warrants is $279,821 as calculated using the Black-Scholes options pricing model.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

Transaction costs consisted of $140,468 in cash and issuance of 2,266,000 compensation options. Each compensation option is exercisable into one unit until September 30, 2021 at a price of $0.05. Total fair value of the compensation options was determined to be $41,283. The fair value of the compensation units was determined using the Black-Scholes options pricing model with a market price per compensation unit of $0.05, a risk-free interest rate of 1.58%, an expected annualized volatility of 65% and expected dividend yield of 0%.

[b]	On February 11, 2020, the Company completed the issuance of 6,000,000 units as part of a private placement at a price of $0.06 per unit. The total gross proceeds from the issuance was $360,000. Each unit is comprised of one common share of the Company and one purchase warrant exercisable at a price of $0.08 (a “8 Cent Warrant”).

Each 8 Cent Warrant is exercisable to purchase one common share in the capital of the Company at a price of $0.08 for a period of two year following the closing date. The fair value of each 8 Cent Warrant is $0.015 per warrant; based on the relative fair value of the shares issued and the warrants, calculated using the Black-Scholes options pricing model with a market price per common share of $0.055 on the date of grant, a risk-free interest rate of 1.51%, an expected annualized volatility of 68% and expected dividend yield of 0%. The fair value of the warrants is $66,710 as calculated using the Black-Scholes options pricing model.

Transaction costs consisted of $41,098 in cash and issuance of 420,000 compensation options to the agents in connection with the transaction. Each compensation option is exercisable into one unit until February 11, 2022 at a price of $0.06. Total fair value of the compensation options was determined to be $8,290. The fair value of the compensation units was determined using the Black-Scholes options pricing model with a market price per compensation unit of $0.06, a risk-free interest rate of 1.51%, an expected annualized volatility of 68% and expected dividend yield of 0%.

[c]	During the period ending June 30, 2020, 26,938,175 warrants and 2,046,753 compensation options expired in accordance with their terms.

[d]	On March 23, 2020, the Company issued 4,315,832 common shares to certain directors and their holding corporations as compensation for services provided to the Company valued at $129,475.

[e]	On January 14, 2020, 500,000 warrants were exercised at $0.06 per warrant into 500,000 common shares.

[f]	During the three months ended September 30, 2020, the Company completed the issuance of 60,666,399 units of the Company as part of a private placement at a price of $0.03 per unit. The total gross proceeds from the issuance was $1,820,002. Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant exercisable to purchase one common share at a price of $0.05 (a “5 Cent Warrant”).

Each 5 Cent Warrant is exercisable to purchase one common share in the capital of the Company at a price of $0.05 per 5 Cent Warrant Share until June 30, 2022. The fair value of each 5 Cent Warrant is $0.01 per warrant, calculated using the Black-Scholes option pricing model with a market price per common share of $0.035 on the date of grant, a risk-free interest rate of 0.24%, an expected annualized volatility of 76% and expected dividend yield of 0%.

Total transaction costs consisted of $161,145 in cash and issuance of 5,549,973 compensation options to the agents in connection with the transaction. Each compensation option is exercisable into one unit until June 30, 2022 at a price of $0.05. Total fair value of the compensation options was determined to be $89,386. The fair value of the compensation units was determined using the Black-Scholes options pricing model with a market price per compensation unit of $0.035, a risk-free interest rate of 0.24%, an expected annualized volatility of 76% and expected dividend yield of 0%.

[g]	During the three months ended March 31, 2021, the Company completed the issuance of 41,071,560 units of the Company as part of a private placement at a price of $0.28 per unit. The total gross proceeds from the issuance was $11,500,037. Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant exercisable to purchase one common share at a price of $0.45 (a “45 Cent Warrant”).

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

Each 45 Cent Warrant is exercisable to purchase one common share in the capital of the Company at a price of $0.45 per 45 Cent Warrant Share until February 25, 2023. The fair value of each 45 Cent Warrant is $0.1837 per warrant; calculated using the Black-Scholes options pricing model with a market price per common share of $0.315 on the date of grant, a risk-free interest rate of 0.32%, an expected annualized volatility of 131% and expected dividend yield of 0%.

Total transaction costs consisted of $2,942,270 in cash and issuance of 3,285,724 compensation options to the agents in connection with the transaction. Each compensation option is exercisable into one unit until February 25, 2023 at a price of $0.28. Total fair value of the compensation options was determined to be $993,666. The fair value of the compensation units was determined using the Black-Scholes options pricing model with a market price per common share of $0.315, a risk-free interest rate of 0.32%, an expected annualized volatility of 131% and expected dividend yield of 0%.

[h]	During the year ended June 30, 2021, 8,992,975 compensation options were exercised for proceeds of $489,638. Upon exercise of the compensation options the Company issued 8,992,975 common shares, 2,279,401 5 Cent Warrants, 57,750 6 Cent Warrants, 332,500 8 Cent Warrants, 767,600 10 Cent Warrants, 1,258,232 12 Cent Warrants and 25,000 45 Cent Warrants.

During the year ended June 30, 2021, 18,903,088 5 Cent Warrants, 16,869,250 6 Cent Warrants, 4,082,510 8 Cent Warrants, 10,256,250 10 Cent Warrants and 20,425,856 12 Cent Warrants were exercised for proceeds of $5,760,937. Upon the exercise of the warrants the Company issued 70,536,954 common shares.

[i]	During the year ended June 30, 2021, 11,258,338 restricted share units were redeemed for 11,258,338 common shares.

[j]	During the year ended June 30, 2021, 5,193,268 share options were exercised for proceeds of $285,172. Upon the exercise of the share options 5,193,268 common shares were issued.

[k]	During the year ended June 30, 2021, the Company issued 83,333 common shares to a non-related party resulting in a recognition of $34,583 share-based compensation expense.

[l]	On August 16, 2021 the Company completed the issuance of 7,896,875 common shares as part of a non-brokered private placement at a price of $0.32 per share. Total gross proceeds from the issuance was $2,527,000. In addition to the issuance of common shares, the Company also granted the investor a right to subscribe for an additional US $2,000,000 worth of common shares between January 1, 2022 and March 31, 2022 at the greater of $0.42 per share and a discounted price based on the volume weighted-average price of the common shares on the TSXV. The option meets the definition of a derivative liability, and as such was initially recognized at its fair value of $114,532. The fair value of the liability was estimated by utilizing a Monte Carlo simulation. As at December 31, 2021, the Company revalued the liability relating to the derivative, and determined that the fair value was $nil, due to decreases in the trading price of the Company’s common shares on the TSXV. As such, the Company has recognized a gain on revaluation of derivative liability in the consolidated statements of loss and comprehensive loss of $114,532. Total transaction costs consisted of $251,577 in cash. On the date of the investment, the Company purchased media credits in the amount of $2,000,000 USD from the investor. Of this amount, $1,673,771 CAD remains in the prepaid expenses as of December 31, 2021 to be utilized over the next fiscal year.

[m]	During the six months ended December 31, 2021, 881,383 compensation options were exercised from proceeds of $15,994. Upon exercise of the compensation options the Company issued 881,383 common shares and 475,691 10 cent warrants.

During the six months ended December 31, 2021, 8,862,500 10 cent warrants, 70,000 8 cent warrants and 900,000 5 cent warrants were exercised for proceeds of $69,355. Upon the exercise of the warrants the Company issued 9,832,500 common shares.

[n]	During the six months ended December 31, 2021, 1,216,669 restricted share unit were redeemed for 1,216,669 common shares.

[o]	During the six months ended December 31, 2021, 129,168 share options were exercised for proceeds of $13,333 by related parties. Upon the exercise of the share options 129,168 commons shares were issued.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The following is a summary of the Company’s warrants outstanding as at December 31, 2021:

	Exercise price	Number Outstanding
Expiry date	$	#
Friday, February 11, 2022	0.08	2,249,990
Thursday, June 30, 2022	0.05	12,849,805
Saturday, February 25, 2023	0.45	20,560,780
	0.28	35,660,575

The following is a summary of the Company’s warrants outstanding as at June 30, 2021:

	Warrants Outstanding Exercise price	Number Outstanding
Expiry date	$	#
September 30, 2021	0.10	8,511,350
February 11, 2022	0.08	2,249,990
June 30, 2022	0.05	13,709,514
February 25, 2023	0.45	20,560,780
	0.24	45,031,634

The following is a summary of the Company’s warrants outstanding as at June 30, 2020:

	Exercise price	Number Outstanding
Expiry date	$	#
July 19, 2020	0.37	8,762,500
September 30, 2020	0.06	17,500,000
April 30, 2021	0.12	19,167,625
September 30, 2021	0.10	18,000,000
February 11, 2022	0.08	6,000,000
	0.13	69,430,125

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

13.	SHARE-BASED COMPENSATION

The Company has established a share option plan and restricted share unit (“RSU”) plan for directors, officers, employees and consultants of the Company. The Company’s Board of Directors determines, among other things, the eligibility of individuals to participate in these plans and the term, vesting periods, and the exercise price of share options granted to individuals under the share option plan.

Each share option converts into one common share of the Company on exercise and on receipt of exercise price. Each RSU converts into one common share of the Company on the date of vesting at $nil exercise price. Share options may be exercised at any time from the date of vesting to the date of their expiry.

[i]	Share options

Changes in the number of share options during the six months ended December 31, 2021, and twelve months ended June 30, 2021 and 2020 were as follows:

		Weighted average
	Number of options	exercise price
	#	$
Outstanding as at June 30, 2019	11,379,062	0.27
Granted	1,000,000	0.05
Forfeited	(57,812)	0.08
Expired	(747,291)	0.46
Outstanding as at June 30, 2020	11,573,959	0.24
Granted	26,800,000	0.18
Forfeited	(184,356)	0.08
Expired	(112,513)	0.35
Cancelled	(150,000)	0.30
Exercised	(5,193,268)	0.05
Outstanding as at June 30, 2021	32,733,822	0.22
Granted	3,425,000	0.28
Forfeited	(250,000)	0.36
Exercised	(129,168)	0.17
Outstanding as at December 31, 2021	35,779,654	0.23
Exercisable as at December 31, 2021	15,271,171	0.23

The fair value of share options granted during the twelve months ended June 30, 2021 and 2020 determined at the date of grant using the Black Scholes option pricing model using the following inputs:

	December 31, 2021	June 30, 2021	June 30, 2020
Grant date share price	$0.275	$0.05 - $0.38	$0.045
Exercise price	$0.275	$0.05 - $0.37	$0.050
Expected dividend yield	--	--	--
Risk free interest rate	1.56%	0.35% - 0.92%	0.74%
Expected life	5 years	5 years	5 years
Expected volatility	115%	63% - 115%	70%

Expected volatility was estimated by using the historical volatility of the Company. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on government bonds with a remaining term equal to the expected life of the options.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The following table is a summary of the Company’s share options outstanding as at December 31, 2021:

Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life [years]	Exercise price	Number exercisable
$	#	#	$	#
0.050	7,622,903	3.51	0.050	3,338,622
0.060	2,000,000	2.45	0.060	2,000,000
0.075	2,899,979	2.16	0.075	2,242,516
0.180	4,350,000	4.07	0.180	996,908
0.275	3,425,000	4.90	0.275	65,634
0.300	8,600,001	4.17	0.300	1,751,962
0.360	2,000,000	4.45	0.360	250,008
0.370	300,000	4.41	0.370	43,750
0.500	4,581,771	0.29	0.500	4,581,771
0.228	35,779,654	3.35	0.234	15,271,171

The following table is a summary of the Company’s share options outstanding as at June 30, 2021:

Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life [years]	Exercise price	Number exercisable
$	#	#	$	#
0.050	7 ,702,071	4.02	0.050	2 ,523,945
0.060	2,000,000	2.96	0.060	2,000,000
0.075	2,924,979	2.66	0.075	1 ,991,646
0.180	4,350,000	4.58	0.180	4 83,333
0.300	8,625,001	4.67	0.300	7 41,668
0.360	2,250,000	4.96	0.360	5 0,000
0.370	300,000	4.91	0.370	6 ,667
0.500	4,581,771	0.79	0.500	4 ,744,017
0.223	32,733,822	3.70	0.247	1 2,541,276

The following table is a summary of the Company’s share options outstanding as at June 30, 2020:

Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life [years]	Exercise price	Number exercisable
$	#	#	$	#
0.050	1,000,000	4.68	0.050	83,333
0.060	2,000,000	3.96	0.060	2,000,000
0.075	3 ,917,188	3.65	0.075	2 ,007,188
0.500	4 ,656,771	1.79	0.500	4 ,015,085
0.241	11,573,959	3.05	0.282	8,105,606

During the six months ended December 31, 2021, the Company recognized $1,170,434 of share-based compensation expense associated with options issued under the share option plan. During the year ended June 30, 2021, the Company recognized $1,225,129 (2020 – $201,247) of share-based compensation expense associated with options issued under the share option plan.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

[ii]	RSUs

Changes in the number of RSUs during the years ended June 30, 2021 and 2020 were as follows:

	Number of RSUs	Number exercisable
	#	#
Outstanding as at June 30, 2020	11,825,000	7,475,000
Vested	—	2,683,338
Granted	15,950,000	1,350,000
Forfeited	(500,000)	(250,000)
Redeemed	(11,258,338)	(11,258,338)
Outstanding as at June 30, 2021	16,016,662	—
Vested	—	—
Granted	3,150,000	—
Forfeited	—	—
Redeemed	(1,216,669)	—
Outstanding as at December 31, 2021	17,949,993	—

The fair value of RSUs granted during the six months ended December 31, 2021 was $0.22 (2021 - $0.05 – $0.38; 2020 – $0.045) per unit, determined by reference to the Company’s share price on the date of grant.

During the six months ended December 31, 2021, the Company recognized $1,113,802 of share-based compensation expense associated with RSUs issued under the RSU plan. During the year ended June 30, 2021, the Company recognized $1,078,547 (2020 – $531,953) of share-based compensation expense associated with RSUs issued under the RSU plan.

14.	NON-CONTROLLING INTEREST

The Company has an 88% (June 30, 2021 – 88%) ownership interest in QYOU India.

Reconciliation of non-controlling interest is as follows:

$
Balance — June 30, 2019	(31,119)
Share of net loss for the period	(277,238)
Adjustment for increased ownership	98,270
Balance — June 30, 2020	(210,087)
Share of net loss for the period	(341,719)
Balance — June 30, 2021	(551,806)
Share of net income for the period	108,363
Balance — December 31, 2021	(443,443)

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The following is a summary of QYOU India’s stand-alone financial results:

	As at and six months ended December 31, 2021	As at and year ended June 30, 2021	As at and year ended June 30, 2020
	$	$	$
Current assets	4,638,638	2,297,607	34,500
Non-current assets	380,458	47,397	10,064

Current liabilities	1,179,431	340,500	357,133
Non-Current liabilities	447,079	161,916	35,102

Revenue	5,310,415	940,782	66,153
Net income (loss)	167,631	(2,847,656)	(1,630,363)

15.	CONTINGENCIES

In the ordinary course of business, from time to time the Company is involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to these claims to be material to these financial statements.

16.	RELATED PARTY TRANSACTIONS

Key management personnel and directors include the Company’s CEO, CFO, executives and members of the Board of Directors. The compensation paid or payable to key management and directors comprised of the following:

On June 5, 2017, the Company agreed to loan Curt Marvis, the Chief Executive Officer of the Company, an aggregate principal amount of USD$150,000, as evidenced by a promissory note issued by Mr. Marvis to the Company, which bears interest at a rate of 3% per annum (the “Officer Loan”) and was originally intended to become due on June 5, 2019. The Company extended the term of the promissory note to January 31, 2021. During the year ended June 30, 2021, the loan was forgiven by the Company and the carrying amount of $214,420 including interest was recorded as an expense in the statements of loss and comprehensive loss under legal and consulting expenses.

Compensation expense for the Company’s key management personnel for the six months ended December 31, 2021, the years ended June 30, 2021 and 2020 is as follows:

	Six months ended December 31, 2021	Year ended June 30, 2021	Year ended June 30, 2020
	$	$	$
Salaries, benefits and consulting fees	1,098,156	1,263,607	1,260,913
Share-based payments	1,374,329	1,508,966	592,157
	2,472,485	2,772,573	1,853,070

Included in trade and other payables is $167,125 (2021 - $34,052; 2020 – $27,089) owing to executives for expense reimbursement and sales commissions.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

17.	INCOME TAXES

The reconciliation of income tax expense for the periods ended December 31, 2021, June 30, 2021 and 2020 consists of the following:

	December 31, 2021	June 30, 2021	June 30, 2020
	$	$	$
Loss before income taxes	(4,733,718)	(7,262,212)	(6,547,697)
Statutory Rate	26.50%	26.50%	26.50%

Expected income tax recovery at combined basis federal and provincial tax rates	(1,254,435)	(1,924,486)	(1,735,140)

Effect on income taxes of:
Non-deductible expenses	14,242	604,971	246,460
Losses not recognized	1,406,256	1,455,742	1,411,090
Change in temporary differences not recognized	(16,841)	(202,118)	81,365
Rate differential between jurisdictions	(54,541)	79,364	(3,353)
Other	(48,892)	31,767	(422)
Income Tax Expense	45,789	45,240	-

Current	100,908	45,240	-
Deferred	(55,119)	-	-
	45,789	45,240	-

Deferred income taxes reflect the impact of loss carry forwards and of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The following deferred tax assets and liabilities have been recognized for accounting purposes:

	December 31, 2021 $	June 30, 2021 $
Deferred tax asset	238,048	116,966
Deferred tax liability	(465,707)	(350,439)
Net deferred tax liability	(227,659)	(233,473)

The tax effects of temporary differences and loss carry forwards that give rise to significant portions of the deferred tax asset, which have not been recognized, are approximately as follows:

	July 1, 2021 $	Recognized in Other Comprehensive Income	Recognized in profit and loss $	December 31, 2021 $
Deferred tax asset
Loss carry forwards	23,349	-	7,253	30,602
Fixed assets	3,731	798	(2,636)	1,893
Financial statement reserves	2,006	429	(2,436)	-
Right of use assets	87,880	-	117,673	205,553
	116,966	1,227	119,854	238,048
Deferred tax liability
Fixed assets	-		(7,073)	(7,073)
Intangible assets	(236,432)	(50,531)	57,194	(229,769)
Right of use assets	(81,074)	-	(112,575)	(193,649)
Debt financing	(31,605)	-	(3,611)	(35,216)
	(349,111)	(50,531)	(66,065)	(465,707)
Revaluation of deferred tax liability	(1,328)	-	1,328	-
Net deferred tax liability	(233,473)	(49,304)	55,117	(227,659)

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

	July 1, 2020	Recognized in Goodwill	Recognized in profit and loss	June 30, 2021
	$	$	$	$
Deferred tax asset
Loss carry forwards	37,113	-	(13,764)	23,349
Fixed assets	-	3,758	(27)	3,731
Financial statement reserves	-	-	2,006	2,006
Right of use assets	130,528	-	(42,648)	87,880
	167,641	3,758	(54,433)	116,966
Deferred tax liability
Fixed assets	-	-	-	-
Intangible assets	-	(235,903)	(529)	(236,432)
Right of use assets	(125,709)	-	44,635	(81,074)
Debt financing	(41,932)	-	10,327	(31,605)
	(167,641)	(235,903)	54,433	(349,111)
Revaluation of deferred tax liability	-	-	-	(1,328)
Net deferred tax liability	-	(232,145)	-	(233,473)

Gross temporary differences and loss carry forwards that give rise to significant portions of the deferred tax asset, which have not been recognized, are approximately as follows:

	December 31, 2021	June 30, 2021
	$	$
Property, plant and equipment and intangible assets	2,333,800	1,708,981
Right of use sssets/lease liabilities	-	6,809
Intangible assets	885,129	1,635,292
Share issue costs	3,005,300	4,147,076
Non-capital losses	36,954,305	35,767,794
Financial statement reserves	1,172,461	503,908
Total	44,350,995	43,769,860

The Company has the following non-capital losses available to reduce future years' federal and provincial taxable income, which expire as follows:

	Canada	India	Ireland	United States	Total
	$	$	$	$	$
2038 and prior	10,497,663	591,960	-	6,532,225	17,621,848
2039	2,831,036	-	-	-	2,831,036
2040	2,593,254	-	-	-	2,593,254
2041	2,214,002	-	-	-	2,214,002
Indefinite	-	-	8,258,860	4,371,519	12,630,379
	18,135,955	591,960	8,258,860	10,903,744	37,890,519

18.	FINANCIAL INSTRUMENTS

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding receivables. The Company trades only with recognized, creditworthy third parties. The Company performs credit checks for all customers who wish to trade on credit terms. As at December 31, 2021, two customers represented 37% (2021 - 34.9%; 2020 – 76.5%) of the outstanding trade receivable balance. As at December 31, 2021, the Company recorded a provision of $32,238 for expected credit loss (2021 - $120,456; 2020 – $nil).

The Company does not hold any collateral as security but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The aging of trade receivables is as follows:

	December 31, 2021	June 30, 2021
	$	$
Current	2,336,188	1,450,307
1 to 30 days	571,824	574,589
31 to 60 days	929,652	77,737
> 60 days	326,033	173,839
	4,163,697	2,276,472
Less: credit loss impairment	32,238	120,456
Total trade receivables	4,131,459	2,156,016

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s exposure to liquidity risk is dependent on the Company’s ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows and the issuance of share capital.

The Company is obligated to the following contractual maturities of undiscounted cash flows:

		Total contractual	Contractual cash flows
	Carrying amount	cash flows	Year 1	Year 2	Year 3	Year 4	Year 5 and beyond
	$	$	$	$	$	$	$
Trade and other payables	4,700,239	4,700,239	4,700,239	—	—	—	—
Lease liabilities	800,833	462,966	151,922	162,943	85,730	57,556	4,815
Contingent consideration	2,638,912	2,514,370	815,157	835,522	863,691	—	—
Borrowings	60,613	312,006	11,176	11,176	11,176	11,176	267,302

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign currency risk, interest rate risk and other price risk.

Foreign Currency risk

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company’s primary exposure with respect to foreign currencies is from USD and Indian Rupee denominated cash and other payables. A 1% change in the foreign exchange rates would not result in any significant impact to the financial statements.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to cash flow interest rate risk as at December 31, 2021.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risks as at December 31, 2021.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

Fair values

The carrying values of cash and cash equivalents, trade receivables, other receivables, borrowings and trade and other payables approximate the fair values due to the short-term nature of these items. The risk of material change in fair value is not considered to be significant due to a relatively short-term nature. The carrying value of borrowings approximate the fair value and change risk of material change in fair value is not considered to be significant. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

•	Level 1 – Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

•	Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 – Significant unobservable inputs, which are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The contingent consideration is recognized as Level 3 (Note 4) and recorded at fair value through profit and loss.

19.	CAPITAL MANAGEMENT

The Company defines its capital as shareholders’ equity. The Company’s objectives when managing capital are to build liquidity and shareholders’ equity to ensure that strategic objectives are met. The Company makes every attempt to manage its liquidity to minimize shareholder dilution when possible.

The Company policy on dividends is to retain cash to keep funds available to finance operations and growth.

Capital structure is managed within guidelines approved by the Board of Directors. The Company makes adjustments to its capital structure based on changes in economic conditions and planned requirements. The Company has the ability to adjust its capital structure by issuing new equity or debt.

20.	SEGMENT INFORMATION

Reportable segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker, with appropriate aggregation. The chief operating decision maker is the CEO who is responsible for allocating resources, assessing performance of the reportable segment and making key strategic decisions. The Company operates in a single segment, being the distribution of curated media content. Segment performance is evaluated based on profit or loss and is measured consistently with profit or loss in the financial statements.

QYOU Media Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[expressed in Canadian dollars, unless otherwise noted]

December 31, 2021, June 30, 2021 and 2020

The Company operates in four geographical areas, being Canada, United States of America, Ireland and India. Revenue and assets by geography are presented below:

As at and for the six months ended December 31, 2021

	Canada	USA	Ireland	India		Intercompany	Total
				Q India	Chatterbox	Intercompany	Total
Revenue	164,199	3,192,700	4,801	5,310,415	2,873,841	(1,234,852)	10,311,104
Current assets	37,514,317	7,348,445	17,519,073	4,638,638	3,047,632	(55,041,013)	15,027,092
Non-current assets	789,309	42,406	85,071	380,458	4,287,570	—	5,584,814

As at and for the year ended June 30, 2021

	Canada	USA	Ireland	Q India	Chatterbox	Intercompany	Total
Revenue	—	2,642,785	212,923	940,782	386,049	—	4,182,539
Current assets	35,364,692	8,595,997	17,918,125	2,297,607	1,508,967	(54,019,547)	11,665,841
Non-current assets	349,529	43,185	87,700	47,397	4,175,168	—	4,702,979

As at and for the year ended June 30, 2020

	Canada	USA	Ireland	Q India	Chatterbox	Intercompany	Total
Revenue	6,594	2,185,284	544,221	66,153	—	—	2,802,252
Current assets	21,509,404	7,535,339	19,020,683	34,500	—	(47,235,112)	864,814
Non-current assets	592,523	108,297	94,505	10,064	—	—	805,389

As at December 31, 2021, three customers (June 30, 2021 and 2020 – three and three) customers represented 10% or more of total revenue.

	December 31, 2021	June 30, 2021	June 30, 2021
	%	%	%
Customer 1	19	15	19
Customer 2	11	14	17
Customer 3	10	12	14
Percentage of total	40	41	50

21.	SUBSEQUENT EVENTS

From January 1, 2022 to April 28, 2022, 16,664 share options were exercised for total proceeds of $1,250, resulting in the issuance of 16,664 common shares to related parties.

From January 1, 2022 to April 28, 2022, 2,561,990 warrants were exercised for total proceeds of $196,949, resulting in the issuance of 2,561,990 common shares. Of the total, 2,294,990 8 Cent Warrants were exercised for total proceeds of $183,599, and there is no expired warrant. 267,000 5 Cent Warrants were exercised for total proceeds of $13,350.

On March 30, 2022, 4,316,673 RSUs were redeemed for 4,316,673 common shares. Of the total, 3,316,670 RSUs were redeemed by related parties.

On March 31, 2022, Brand Capital International (“BCI”), the strategic investment arm of Bennett, Coleman & Co. Ltd. d/b/a The Times of India Group, selected not to exercise an additional purchase right under the current terms, which is under negotiation.

On April 8, 2022, 2,185,000 share options were granted to certain employees, officers and consultants of the Company pursuant to the Company’s share option plan. The share options are exercisable at a price $0.21 per share option, vest on a monthly basis for a period of 4 years and expire 5 years from the grant date. Of the total share options granted, 850,000 were issued to related parties. 550,000 RSUs were granted to certain employees, officers and consultants of the Company. One third of RSUs granted vest on each of the first three anniversaries of the date of grant. Of the total RSUs, 100,000 were issued to related parties.

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